UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 19, 2006
SunCom Wireless Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15325 (Commission File Number)	23-2974475 (I.R.S. Employer Identification No.)
1100 Cassatt Road
Berwyn, Pennsylvania
19312
(Address Of Principal Executive Offices, Including Zip Code)
(610) 651-5900
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
SunCom Wireless Holdings, Inc. expects to report full year 2005 Adjusted EBITDA of approximately $31 million. Total 2005 net cash used by operating activities was approximately $72 million. Fourth quarter 2005 Adjusted EBITDA of approximately ($14) million was below the forecast of $5-$10 million that was provided during SunCom’s third quarter 2005 earnings conference call. Net cash used by operating activities for the fourth quarter of 2005 is expected to be approximately $33 million.
During the fourth quarter of 2005, SunCom recorded lower average revenues per subscriber (ARPU) due primarily to lingering retention credits associated with handset migrations and rate plan mix shifts. The Company also had higher subscriber acquisition expenses, which reflected the higher than anticipated gross additions in the quarter. In addition, the Company experienced higher off-network roaming expenses, greater customer retention spending and increased bad debt expenses than expected for the fourth quarter. Subscribers at year-end totaled 965,822, which reflects net additions of 43,216 for the year and a subscriber churn rate of 3.2%. The ending subscriber balance reflects the sale of 29,139 enterprise subscribers to Cingular in the third quarter of 2005. Fourth quarter 2005 gross additions were 123,333, with 46,272 net customer additions. Subscriber churn in the fourth quarter was 2.7%.
Full year 2005 capital expenditures were approximately $138 million. SunCom ended the year with approximately $350 million of consolidated cash and short-term investments and debt obligations of its principal operating subsidiary of $1.7 billion.
In light of the unpredictable nature of our business resulting from the recently completed integration of properties acquired from Cingular Wireless, the Company will suspend providing any type of guidance or commentary regarding expected results.
SunCom also announced today that it has retained Lazard Frères & Co. to act as its financial advisor to assist the Company in evaluating options to improve its financial condition. The Company also retained Weil, Gotshal & Manges as an additional legal advisor.
Adjusted EBITDA is a measure of performance not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Disclosure regarding management’s uses for Adjusted EBITDA as well as a tabular reconciliation of the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted EBITDA appears below.
The preceding financial information is preliminary and based on information currently available to management. In addition, the preceding financial information is unaudited, does not include normal year-end adjustments that may be necessary prior to the issuance of audited financial statements, and may not be indicative of the results to be expected for the full year 2005. The preceding financial information should be read in conjunction with SunCom’s consolidated financial statements appearing in its Form 10-K for the year ended December 31, 2004 and in its Forms 10-Q for the first three fiscal quarters of 2005.
The information required to be furnished pursuant to Item 2.02 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, except if SunCom specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
We utilize certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. Our method of computation may or may not be comparable to other similarly titled measures of other companies. The following table reconciles our preliminary non-GAAP financial measure with our financial results presented in accordance with GAAP.

	Three and Twelve
	Months Ended
	December 31, 2005
Adjusted EBITDA (in millions)	Q4	YTD
Net cash used in operating activities	$(33)	$(72)
Change in operating assets and liabilities	(4)	(11)
Deferred income taxes	(4)	(14)
Interest expense	38	150
Accretion of interest	(1)	(5)
Interest and other income	(4)	(15)
Bad debt expense	(9)	(16)
Income tax expense	3	14

Adjusted EBITDA	$(14)	$31
The table above reconciles Adjusted EBITDA with what management believes is the most directly comparable GAAP measure of liquidity, cash used in operating activities. Adjusted EBITDA can also be calculated as net loss plus net interest expense, income taxes, depreciation and asset disposal and amortization adjusted for other expense (which was not indicative of our ongoing cash flows from operations) and non-cash compensation. We believe Adjusted EBITDA provides a meaningful measure of liquidity, providing additional information on our cash earnings from on-going operations, our ability to service our long-term debt and other fixed obligations and our ability to fund continued growth with internally generated funds. Adjusted EBITDA is also considered by many financial analysts to be a meaningful indication of an entity’s ability to meet its future financial obligations. Adjusted EBITDA should not be construed as an alternative to cash flows from operating activities as determined in accordance with GAAP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOM WIRELESS HOLDINGS, INC.
Date: January 19, 2006	By:	/s/ Charles H.N. Kallenbach
Charles H.N. Kallenbach
Senior Vice President of Legal and Regulatory Affairs